UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

______________

Date of Report (Date of earliest event reported):  August 5, 2007

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-27836	65-0643773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Snunit Street
Science Park
POB 455
Carmiel, Israel 21000

(Address of principal executive offices) (Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Registrant’s telephone number, including area code: +972-4-988-9488

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On August 5, 2007, Protalix BioTherapeutics, Inc. (the “Company”) entered into a Scientific Advisory Board Agreement (the “Agreement”) with Aaron Ciechanover, M.D.  In accordance with the terms of the Agreement, Professor Ciechanover agreed to provide advisory services to the Company, including consulting with the Company’s management within his professional area of expertise, exchanging strategic and business development ideas with the Company, attending scientific, medical and business meetings with the Company’s management, such as meetings with the United States Food and Drug Administration and comparable foreign regulatory authorities, meetings with strategic or potential strategic partners and other meetings relevant to his area of expertise and attending meetings of the Company’s Scientific Advisory Board.  The Agreement will remain in effect until terminated by either Professor Ciechanover or the Company.

Pursuant to the terms of the Agreement, Professor Ciechanover’s compensation shall consist of an annual cash fee equal to $18,000 payable in two semi-annual installments and a grant of 8,000 restricted shares of common stock, par value $0.001 per share, of the Company, under the Company’s 2006 Stock Incentive Plan.  The restricted shares shall vest over a period of four years as follows: one fourth of the options will vest upon the one year anniversary of the date of grant and the remainder shall vest on a monthly basis in 36 equal installments.

On August 6, 2007, the Company issued a press release announcing the appointment of Professor Ciechanover to the Scientific Advisory Board, which is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)

Exhibits

10.1

Scientific Advisory Board Agreement dated as of August 5, 2007 by and between the Company and Aaron Ciechanover, M.D.

99.1

Press release dated August 6, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTALIX BIOTHERAPEUTICS, INC.

Date: August 6, 2007	By:	/s/ David Aviezer
	Name:	David Aviezer, Ph.D.
	Title:	President and Chief Executive Officer

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